Exhibit 99.1

DERMA SCIENCES REPORTS SECOND QUARTER FINANCIAL RESULTS

ADVANCED WOUND CARE SALES UP 36%, NOW REPRESENT 44% OF NET SALES

Conference call begins at 11:00 a.m. Eastern time today

PRINCETON, N.J. (August 12, 2013) – Derma Sciences, Inc. (Nasdaq: DSCI), a medical device and pharmaceutical company focused on advanced wound care, today reported financial and operating results for the three and six months ended June 30, 2013. Highlights of the second quarter of 2013 and recent weeks include:

•	Advanced wound care (AWC) product sales of $7.9 million, up 36% over the prior-year second quarter
•	AWC products represented 44% of net sales, compared with 33% of net sales in the second quarter of 2012
•	Traditional wound care (TWC) product sales of $10.2 million, down 13% from the prior-year second quarter
•	Net sales of $18.1 million, up 3% over the prior-year second quarter
•	Gross margin of 36.8%, up 1.6 percentage points from the second quarter of 2012
•	Net loss of $7.3 million, or $0.43 per share, compared with a net loss of $2.8 million, or $0.23 per share, in the prior-year second quarter
•	DSC127 Phase 3 trials continue to advance toward data readout in the second quarter of 2015
•	Completion of the DSC127 pharmacokinetic study with no systemic drug detected following dermal administration and ulcer safety evaluations showing complete closure in four of 18 subjects by five weeks

Management Commentary

“During the quarter we continued to execute on both our financial goals and strategic initiatives, and I am very pleased with our results and our momentum,” said Edward J. Quilty, chairman and chief executive officer of Derma Sciences. “Our AWC business is performing on plan, with TCC and MEDIHONEY® anchoring 36% sales growth (33% on an organic basis) of these high-margin, innovative and proprietary products. Our AWC selling organization continues to improve its segment contribution. We continue to expect the AWC segment will post sales growth of between 30% and 40% for the full year.”

Mr. Quilty continued, “We have made substantial progress in site initiation and site activation, and are actively recruiting and enrolling patients into our two Phase 3 trials with our drug candidate DSC127 for diabetic foot ulcer healing. Sites are quickly coming online and our expectation for data readout from both trials in the second quarter of 2015 remains unchanged.”

“We were pleased our DSC127 pharmacokinetic study proceeded as expected, with no drug detected systemically in the blood samples of study subjects following topical administration. In addition, we were encouraged to see that all 18 subjects who were treated and completed the study demonstrated a reduction in total treated ulcer area, compared with baseline measurements. In ulcer safety evaluations, four of the subjects, or 22% of the total, achieved full closure within the five-week study period. We continue to be optimistic about the prospects for DSC127.”

“TWC products contributed positive cash flow during the quarter. As expected, our sales in Canada were impacted by the prior year loss of business along with a significant reduction in sales during the quarter as a result of our exclusive distributor rebalancing its inventory. Our TWC segment has two new private-label customers and we will begin having sales to these customers shortly. This week, we will begin the first of two shipments of a total of approximately $1.2 million of private-label OTC MEDIHONEY and XTRASORB® dressings to a nationwide drugstore chain. In addition, we are accelerating our efforts to expand development of other honey-based OTC dressings with our manuka honey supply partner Comvita Limited. We continue to expect growth of our TWC products to be flat to 2% growth for the full year, with incremental private label business covering the Canada sales shortfall,” Mr. Quilty concluded.

Financial Results

Net sales for the second quarter of 2013 were $18.1 million, compared with $17.6 million for the second quarter of 2012, an increase of 3%. This included AWC net sales of $7.9 million, an increase of 36% compared with $5.8 million in the prior-year quarter. Sales of TWC products were $10.2 million for the quarter, down 13% from $11.8 million in the prior year. TWC product sales were impacted by lower sales in Canada, partially offset by higher sales of private-label products.

Gross profit for the second quarter of 2013 was $6.7 million, or 36.8% of net sales, compared with gross profit for the second quarter of 2012 of $6.2 million, or 35.2% of net sales. The increase in gross margin dollars and percentage reflected increased sales of higher-margin AWC products, which accounted for 44% of net sales in the 2013 quarter compared with 33% of net sales in the 2012 quarter.

Selling, general and administrative expense for the second quarter of 2013 was $10.8 million, compared with $9.2 million for the second quarter of 2012. The increase was principally due to higher expenditures associated with AWC growth initiatives, together with higher stock-based compensation expense, TCC-related amortization expense and professional and legal service expense, partially offset by the non-recurrence of MedEfficiency related acquisition expenses.

Research and development expense for the second quarter of 2013 was $3.2 million, compared with $1.5 million in the second quarter of 2012, with the increase due to expenses associated with conducting the DSC127 Phase 3 program.

The net loss for the second quarter of 2013 was $7.3 million, or $0.43 per share, compared with a net loss for the second quarter of 2012 of $2.8 million, or $0.23 per share. The increase in net loss was principally due to higher research and development expense, the non-recurrence of the MedEfficiency acquisition related tax benefit in 2012, higher stock-based compensation expense, higher legal costs and additional expense for amortization of intangible assets, principally related to the TCC acquisition, less the non-recurrence of MedEfficiency acquisition related expenses.

For the six months ended June 30, 2013, net sales were $36.9 million, compared with $32.9 million in the prior-year period, an increase of 12%. The Company reported a net loss for the six months ended June 30, 2013 of $13.6 million, or $0.81 per share, compared with a net loss of $5.3 million, or $0.46 per share, for the prior-year period.

As of June 30, 2013, Derma Sciences had cash, cash equivalents and investments of $39.4 million, compared with cash, cash equivalents and investments of $45.8 million as of December 31, 2012.

Conference Call and Webcast

Derma Sciences management will host a conference call to discuss second quarter financial results and answer questions beginning at 11:00 a.m. Eastern time today. In addition, management will provide a business update and discuss recent and upcoming milestones.

To participate in the conference call, dial (888) 563-6275 (domestic) or (706) 634-7417 (international). All listeners should provide the following passcode: 26708698. Individuals interested in listening to the live conference call via the Internet may do so by logging onto the Company's website, www.dermasciences.com.

Following the conclusion of the conference call, a replay will be available through August 18, 2013 and can be accessed by dialing (855) 859-2056 from within the U.S. or (404) 537-3406 from outside the U.S. All listeners should provide passcode 26708698. The webcast will be available for 30 days.

About Derma Sciences, Inc.

Derma Sciences is a medical technology company focused on three segments of the wound care marketplace: pharmaceutical wound care products; advanced wound care dressings to address chronic wounds including diabetic ulcers; and traditional dressings. The Company has begun its Phase 3 clinical trials in diabetic foot ulcer healing with DSC127, based on excellent Phase 2 data. Its MEDIHONEY® product is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown in clinical studies to be effective in a variety of indications. TCC-EZ® is its gold-standard total contact casting system for diabetic foot ulcers. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for barrier protection against microbes and other contaminants.

For more information please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.

John E. Yetter

Executive Vice President of Finance, CFO

jyetter@dermasciences.com

(609) 514- 4744

LHA

Kim Sutton Golodetz (kgolodetz@lhai.com)

(212) 838-3777

Or

Bruce Voss (bvoss@lhai.com)

(310) 691-7100

(Tables to follow)

DERMA SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended
	June 30,
	2013	2012
Net Sales	$18,148,061	$17,609,799
Cost of sales	11,473,900	11,411,224
Gross Profit	6,674,161	6,198,575
Operating Expenses
Selling, general and administrative	10,823,370	9,229,184
Research and development	3,242,599	1,515,329
Total operating expenses	14,065,969	10,744,513
Operating loss	(7,391,808)	(4,545,938)
Other (income) expense, net:
Interest income	(8,030)	(5,771)
Other (income) expense, net	(8,703)	56,069
Total other (income) expense, net	(16,733)	50,298
Loss before income taxes	(7,375,075)	(4,596,236)
Income tax benefit	(30,402)	(1,804,187)
Net Loss	(7,344,673)	(2,792,049)
Other Comprehensive Loss
Foreign currency translation adjustment	(169,419)	(86,510)
Comprehensive Loss	$(7,514,092)	$(2,878,559)
Net loss per common share - basic and diluted	$(0.43)	$(0.23)
Shares used in computing net loss per common share – basic and diluted	17,068,854	12,243,156

	Six Months Ended June 30,
	2013	2012
Net Sales	$36,937,807	$32,887,165
Cost of sales	23,559,181	21,812,430
Gross Profit	13,378,626	11,074,735
Operating Expenses
Selling, general and administrative	20,676,455	15,588,274
Research and development	6,235,765	2,630,027
Total operating expenses	26,912,220	18,218,301
Operating loss	(13,533,594)	(7,143,566)
Other expense (income), net:
Interest income	(14,052)	(10,850)
Other expense, net	86,124	1,185
Total other expense (income), net	72,072	(9,665)
Loss before income taxes	(13,605,666)	(7,133,901)
Income tax benefit	(16,214)	(1,802,951)
Net Loss	(13,589,452)	(5,330,950)
Other Comprehensive Loss
Foreign currency translation adjustment	(219,100)	(7,170)
Comprehensive Loss	$(13,808,552)	$(5,338,120)
Net loss per common share - basic and diluted	$(0.81)	$(0.46)
Shares used in computing net loss per common share – basic and diluted	16,832,578	11,660,609

DERMA SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
ASSETS	2013	2012
Current Assets
Cash and cash equivalents	$21,402,603	$41,616,657
Short-term investments	16,472,000	3,730,000
Accounts receivable, net	7,425,109	7,085,713
Inventories	14,051,601	13,670,588
Prepaid expenses and other current assets	3,068,825	3,209,031
Total current assets	62,420,138	69,311,989
Long-term investments	1,494,000	498,000
Equipment and improvements, net	2,986,501	3,304,852
Identifiable intangible assets, net	15,781,556	17,128,883
Goodwill	13,457,693	13,457,693
Other assets	138,858	141,213
Total Assets	$96,278,746	$103,842,630
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,817,561	$3,993,687
Accrued expenses and other current liabilities	4,058,851	4,132,934
Total current liabilities	8,876,412	8,126,621
Long-term liabilities	274,661	268,517
Deferred tax liability	1,744,792	1,736,299
Total Liabilities	10,895,865	10,131,437
Commitments and contingencies
Stockholders’ Equity
Convertible preferred stock, $.01 par value; shares authorized 1,468,750;
issued and outstanding 73,332 at June 30, 2013 and
December 31, 2012 (liquidation preference of
$3,222,368 at June 30, 2013)	733	733
Common stock, $.01 par value; shares authorized 35,000,000;
issued and outstanding 17,241,248 at June 30, 2013 and
16,524,723 at December 31, 2012	172,412	165,247
Additional paid-in capital	137,636,158	132,163,083
Accumulated other comprehensive income –
cumulative translation adjustments	1,369,788	1,588,888
Accumulated deficit	(53,796,210)	(40,206,758)
Total Stockholders’ Equity	85,382,881	93,711,193
Total Liabilities and Stockholders’ Equity	$96,278,746	$103,842,630